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                                                                   EXHIBIT 10.28

                              MARKETING AGREEMENT


                  This Marketing Agreement (hereinafter the "Agreement") is made this 1st day of March, 2000, by and between BuildNet Financial Services, Inc., a North Carolina Corporation , with its principal place of business located at 4813 Emperor Boulevard, Suite 103, Durham, North Carolina 27703 ("BuildNet") and mortgage.com, inc., a Florida corporation, with its principal place of business located at 1643 N. Harrison Parkway, Building H, Sunrise, Florida 33323 ("MDC").

                                    RECITALS

                  WHEREAS, MDC is engaged in, among other activities, originating, processing, underwriting, closing and funding first-lien and second-lien, prime and sub-prime residential mortgage loans throughout the United States and also offers a "Rapid Response Mortgage Center (RRMC)", which is dedicated hardware, software, telecommunications equipment and marketing materials designed to be placed in a home builder's office for the purpose of allowing customers of the home builder (the "Consumers") to make applications for mortgage loans via the Internet on the MDC web site, www.mortgage.com (the "MDC Site") or the telephone, (hereinafter the "MDC Products");

                  WHEREAS, BuildNet develops and provides software and back office services for the home builder industry and a transaction enabling web based system for builders, suppliers and manufacturers;

                  WHEREAS, BuildNet and MDC wish to enter into a marketing arrangement whereby BuildNet will market, advertise, promote and stimulate sales of the MDC Products to the home builder industry; and

                  WHEREAS, BuildNet and MDC wish to establish a version of the MDC Site (the "Co-Branded Site") through which users of the Co-Branded Site at RRMC locations (defined as customers of residential real estate builders or developers and hereafter known as "Consumers") would have the opportunity to purchase residential permanent mortgage products offered by MDC through BuildNet.

                                    AGREEMENT

                  NOW, THEREFORE, MDC and BuildNet agree as follows:

1.       MARKETING AGREEMENT

         1.1.     BUILDNET MARKETING SERVICES

                  BuildNet shall use commercially reasonable efforts to market, advertise, promote and sell the MDC's residential permanent mortgage products to various homebuilders and other similar type businesses (the term "Contacts" to be defined as a natural person or legal entity licensed by all applicable federal, state and local government authority and


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.




Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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         whose principal business is to construct new homes for sale to the public in the United States). BuildNet shall cause each Contact to execute the Builder Marketing Agreement of which a finalized version shall be attached hereto as Exhibit A (a "Participating Builder") within sixty (60) days from the effective date of this Agreement. MDC reserves the right to accept or reject the sale of MDC Products to any Contact based upon commercially reasonable standards. All Participating Builders shall be set forth on Exhibit B which shall be amended from time to time. In furtherance thereof, BuildNet shall conduct the promotional activities described in Exhibit C (the "Marketing Plan"). Notwithstanding the previous sentence, in the event the Marketing Plan is not completed before signing the Agreement, it shall be provided to MDC for its written approval within sixty (60) days of the effective date hereof; in the event the Marketing Plan is not approved by MDC, MDC shall give BuildNet thirty (30) days written notice of disapproval setting forth in reasonable detail the reasons for disapproval (the "MDC Objection"). In the event the Marketing Plan is not amended by BuildNet in conformity with the MDC Objection, either party shall have the right to terminate this agreement upon thirty (30) days written notice of the date of the MDC Objection. Moreover, at any time during the Term, either party shall have the right to propose a modification to the Marketing Plan following the procedure set forth above.

         1.2.     BUILDNET MANAGEMENT SERVICES

                  BuildNet shall perform the following managerial duties for each Contact which it establishes through its marketing efforts:

                  1.2.1. actively participate in the oversight of the relationship between the Contact and MDC;

                  1.2.2. act as a liaison between the Contact and MDC upon the reasonable request of MDC;

                  1.2.3. assist the Contact in the performance of its duties as required under the Builder Marketing Agreement with BuildNet;

                  1.2.4. conduct monthly on-site meetings with the Contact, as necessary in BuildNet's sole discretion;;

                  1.2.5. conduct monthly meetings with MDC management, in person or by phone, to review all Contact accounts and their progress; and

                  1.2.6. provide other such assistance in enhancing the relationship between MDC and the Contact as MDC and/or the Contact may reasonably request from time to time.

         1.3.     TERM

                   The Term of this Agreement shall commence as of the date set forth above (the "Effective Date") and end on the last day of the twenty-fourth (24th) calendar month following such date subject to renewal as follows: The Term shall automatically be



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         extended for additional consecutive twelve month (12) renewal periods
         (each a "Renewal Term") unless (i) either party provides written notice to the other party at least thirty (30) days prior to expiration of the Term, or any renewal thereof, of its desire not to renew or (ii) at MDC's sole discretion if BuildNet fails to meet such performance criteria as set forth in Section 1.3.1 and 1.3.2 herein so long as MDC has not contributed in any way to BuildNet's failure to meet said performance criteria as further described in Section 1.3.3. Any reference herein to the "Term" shall include each Renewal Term. This Agreement may be terminated upon mutual agreement of the parties or upon a material breach by either party not cured within the time set forth in Section 6.13. Notwithstanding termination of this Agreement by MDC for reasons other than for breach of contract, BuildNet shall be entitled to compensation at the rates provided herein for all transactions, as hereinafter defined, in process.

                  1.3.1. During the first twelve months from the Effective Date (the "First Year"), BuildNet shall execute a minimum of [*] Builder Marketing Agreements between BuildNet and a home builder to market and promote the MDC Products to Consumers. In addition, MDC shall receive a minimum of [*] during the First Year from Consumers. For purposes of this Agreement, the term [*].

                  1.3.2. During the thirteenth (13th) through the twenty-fourth (24th) month from the Effective Date (the "Second Year"), BuildNet shall execute a minimum of an additional [*] Builder Marketing Agreements between BuildNet and a home builder to market and promote the MDC Products to Consumers. In addition, MDC shall receive a minimum of [*] during the Second Year from Consumers.

                  1.3.3.   MDC recognizes that the commitments made in sections
                           1.3.1 and 1.3.2, above are contingent upon not only BuildNet's performance under this Agreement, but also upon MDC's delivery of basic fulfillment products and services including, but not limited to customer services, web site accessibility, and competitive products and pricing.

                  1.3.4. Effect of Termination. Should this Agreement be terminated, MDC agrees that the obligations it has to any Contacts shall remain in full force and effect for the term of said Contact Marketing Agreement. BuildNet shall have, after any termination, the sole discretion to select another provider of services similar to that of MDC for any Contact Marketing Agreement entered into hereunder. Upon implementation of such a provider, MDC's obligations to any Contact shall cease other than for outstanding loan and application commitments. MDC shall provide reasonable assistance in transitioning Contacts to the new provider.



Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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         1.4.     EXCLUSIVITY

                  BuildNet shall market, advertise and promote the MDC Products to Contacts on an exclusive basis, and for the term hereof will not promote permanent residential mortgage products of other mortgage lenders to Homebuilders, as hereinafter defined, except as set forth herein. Notwithstanding the foregoing, BuildNet may market, promote and advertise General Electric's mortgage products and services to anyone including Homebuilders. Homebuilder is a legal entity licensed by all applicable federal, state and local government authority and whose principal business is to construct new homes for sale to the public in the United States.

                  1.4.1. Except as to existing clients of MDC as set forth on Exhibit D, BuildNet shall have the exclusive right to market, advertise and promote the MDC Products to Contacts, and, accordingly, for the term hereof, BuildNet will not market, advertise, promote or offer residential mortgage products of any mortgage lenders, other than those of MDC to Contacts. Notwithstanding the foregoing, MDC clients listed on Exhibit B, who in BuildNet after execution of this Agreement will automatically be removed from Exhibit D.

                  1.4.2. In the event that a Contact desires to purchase from MDC any residential mortgage services offered by MDC including but not limited to (i) mortgage banking services such as originating, processing, underwriting, closing, funding and selling loans, or
                           (ii) the development, marketing, sale and operating of Web Sites for consumers to obtain residential loans or (iii) the development, marketing, sale and operation of private label web sites or (iv) net branch operations, point of sale kiosks and rapid response centers or any other internet technology related services, which services are hereinafter collectively referred to as "Other Services" and in the event such Other Services are not available through (i) the MDC Products or (ii) a program jointly developed by BuildNet and MDC that in BuildNet's reasonable sole discretion meets the requirements of such Contact, MDC may offer such services to any such Contact notwithstanding the exclusivity provisions set forth above.

                  1.4.3. For the term of this Agreement, MDC shall not enter into any agreements with any entity that is a competitor of BuildNet, as hereinafter defined (the "BuildNet Competitors"), to provide the MDC Products. BuildNet shall provide to MDC an initial list, which may be amended from time to time, of all BuildNet Competitors and such list shall be set forth on Exhibit E and made a part of this Agreement. Notwithstanding the foregoing, MDC shall use its best efforts to identify potential MDC clients, not on the list in Exhibit E, who may also be competitors of BuildNet and seek BuildNet approval before entering into an agreement with said client to provide the MDC Products offered hereunder. For purposes of this Agreement, the term " BuildNet Competitor" shall mean
                           (i) a Contact that offers mortgage services to its clients, other than those excluded pursuant to


Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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                           Section 1.4.1 and Exhibit E, or (ii) an entity which
                           offers back office administrative or transaction processing software for homebuilders with the same or similar functionality as the proprietary software of BuildNet which includes, but is not limited to, purchase ordering, invoicing, scheduling and job costing in connection with the construction of homes, or (iii) any person or entity, which is not a homebuilder, which over the previous three fiscal years has obtained more than [*] of its total mortgage revenues through leads generated from homebuilders as demonstrated by audited or if unavailable, unaudited financial statements.

                  1.4.4. Notwithstanding anything contained herein to the contrary, nothing contained herein shall limit the right of MDC to enter into any agreement to provide any services or products, including the services and products offered hereunder to any person or entity, which is not a Contact, which over the previous three fiscal years has obtained no more than [*] of its total mortgage revenues through leads generated from homebuilders as demonstrated by audited or if unavailable, unaudited financial statements. In addition, MDC shall have the right to enter into an agreement with a BuildNet Competitor relating solely to the sale of debt or equity securities of MDC.

         1.5.     MDC MAINTENANCE AND SUPPORT OBLIGATIONS.

                  1.5.1. MDC shall maintain and upgrade the RRMC at its sole expense. This maintenance shall include, but is not limited to, upgrading computer hardware, software, modems, cables, replacing damaged software and hardware, maintaining the communications link between the RRMC and the communications provider, and maintaining the RRMC internal support structure of the RRMC. At least annually, MDC shall perform a site survey, by the method of its choice, to determine the condition of the RRMC and shall replace or repair any items that prevent the RRMC from functioning according to the terms and conditions of this Agreement. MDC shall promptly respond to all Contact inquiries regarding the condition of the RRMC and shall repair problems with the RRMC according to the following schedule:

                           (i) Critical issues - Those problems that impair the functioning of the RRMC in such a way to prevent Customer applications from being received, either whole or in-part, or without corruption by MDC. Critical issues shall be addressed and repaired within forty-eight hours of receipt of notice of the Critical issue.

                           (ii) Mid-Priority issues- Those problems that have some impact on the function of the RRMC such as slowing down response time, intermittent system crashes, etc.. Mid-Priority issues shall be addressed by MDC within 96 hours of receipt of issue.



Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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                           (iii)    Low-Priority issues- Those problems that do
                                    not impair the functioning of the RRMC, nor slow down the down the system functionality. Low-Priority issues should be addressed within 10 days of receipt of notice of the issue.

                  1.5.2. MDC shall provide, upon request a log of issues/problems experienced at the various RRMC sites set up under this Agreement. BuildNet shall be solely responsible for the marketing pieces associated with the RRMC which include marketing literature, external marketing appearance and structure(not including physical support structure).

         1.6.     MDC CO-BRANDED SITE DEVELOPMENT, HOSTING AND MAINTENANCE

                  MDC shall create, host and maintain the Co-Branded Site for use in the RRMC kiosks. The parties agree that the information and data contained on the Co-Branded pages shall be physically located on a web server owned and/or operated by MDC. The Co-Branded Site shall contain the legend "BuildNet Financial powered by Mortgage.Com" in a clear an conspicuous manner on the each respective home page. MDC agrees to host and maintain the Co-Branded Site pursuant to the standards set forth in Exhibit G. MDC and BuildNet will confer and mutually agree on Co-Branded Site design, provided that such pages shall be consistent with the MDC functionality. MDC shall incorporate some or all of BuildNet Materials (as defined in Section 2.4), as well as any other text, graphics, animation, scripts or other materials deemed necessary or desirable by both parties within the frame of the Co-Branded Site. BuildNet shall control and make all final decisions regarding the frame, its layout, displays and linkages. No links or link exchanges will be placed by MDC on the BuildNet Co-Branded site without prior approval of BuildNet.. BuildNet may request that MDC modify the design of the Co-Branded pages. MDC shall respond to such reasonable requests of BuildNet and provide time frames in which such requests will be completed. MDC shall not unreasonably reject any such request by BuildNet to modify the design of the Co-Branded pages. MDC agrees that part of this design will include site navigation that will allow users to return to the BuildNet Sites through a text or logo link provided by BuildNet (the "Return Icon"). MDC shall customize the Co-Branded Site such that the home page of the Co-Branded Site will allow the Consumer to identify the builder in or other location where the RRMC resides. Upon selection of the appropriate builder by the Consumer, the Consumer will then be forwarded to a customized home page for the RRMC. Each builder shall have the ability to access the loan application status of each Consumer it referred to the Site. BuildNet shall have the ability to obtain loan application status for every Consumer that applies through the Co-Branded Site. In addition, all customized builder home pages shall be accessible via their own unique URL address. Any additional customization work for builder home pages or the Co-Branded Site, as per a written work order signed by BuildNet, shall be billed to BuildNet at a rate of [*].

                  1.6.1.   Site identification and workflow

                           The home page of the Co-Branded Site shall reference
                  BuildNet as the provider of the site, as opposed to MDC. During the application process,



Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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                  Consumers will be notified on the site and in writing that the lender for the Co-Branded Site is First Mortgage Network, a trade name of MDC and the entity that has been selected to provide application, processing, underwriting and closing services for BuildNet Consumers. Customer service and loan processing for loan applications originated on the Co-Branded Site shall be conducted under the name of First Mortgage Network. Phone calls fielded from the toll free number featured on the Co-Branded Site shall be answered in the name of "BuildNet Financial," or in the name of the sponsor of the Co-Branded Site. Final closing documents, including but not limited to the Note and Deed of Trust, shall identify the lender as "mortgage.com, inc. dba First Mortgage Network." MDC reserves the right to modify the Co-Branded Site identification and workflow described in this paragraph as may be required from time to time by state or federal licensing and regulatory requirements.

         1.7.     MAINTENANCE

                  Information maintained on the Co-branded pages shall be updated on a regular basis to reflect the changes in functionality exhibited on the MDC Site. The Co-Branded Site shall contain functionality to originate prime credit loans (defined as conforming to either Fannie Freddie MAC, underwriting guidelines or jumbo or portfolio loans to non-agency guidelines), sub-prime credit loans (defined as not conforming to Fannie Mae or Federal Home Loan Mortgage Corporation underwriting guidelines) and home equity lines of credit. MDC shall update and maintain the Co-Branded Site on a regular basis.

         1.8.     APPLICATION COMPLETION

                  MDC agrees to provide, under the terms of this Agreement, a method for Consumers to begin or complete the residential mortgage application started through the RMMC. This method may take the form of a hyperlink, web site or other secure Internet approach. The MDC approach shall provide for appropriate linking and tracking to meet the tracking requirements of Section 3.5.

2.       MDC PERMISSIONS

         2.1.     MDC PERMISSIONS

                  MDC hereby grants to BuildNet the nonexclusive, nontransferable, nonassignable (except as provided in Section 6.1) right during the Term to use (i.e., to copy, transmit, distribute, display and perform both privately and publicly) the MDC name, the MDC Site name and other related textual and graphic material that are provided by MDC to BuildNet for the express purpose of inclusion in the BuildNet marketing presentation from time to time (collectively, the "MDC Materials") for the specific purposes authorized in Section 1.1 and Section 1.2. MDC also authorizes BuildNet to refer in BuildNet's advertising and promotion to the fact that the MDC Products are available through BuildNet, provided that any such statement (a) does not include any trademarks, service marks, design marks, symbols and/or other indicia or origin of MDC other than MDC's name and/or the MDC Site name in a non-distinctive typeface (i.e., not the



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         typeface used in the logo design of any MDC mark); (b) does not state, suggest or imply by the wording or prominence of such statement, or otherwise, that MDC sponsors, authorizes and/or is the source or origin of the BuildNet Site and (c) does not disparage MDC, its products, services or affiliates. All use of MDC Materials hereunder shall inure to the benefit of MDC and shall not create any rights, title or interest in them for BuildNet. No other use of MDC's names, trademarks, services marks, design marks, symbols and/or other indicia of origin or other designations confusingly similar to any of the foregoing may be made by BuildNet for any purpose without the prior written approval of MDC. As between MDC and BuildNet, MDC owns and shall continue to own, exclusively, all right, title and interest (including, without limitation, all rights provided under the law of copyright and trademark) in and to the MDC Materials, MDC Site and all names, trademarks, service marks, design marks, symbols and/or indicia of origin therein throughout the world and in perpetuity, subject to the permissions granted in this Agreement.

         2.2.     MDC MORTGAGE PRODUCTS & PRICING

                  MDC shall have the right to decide which residential mortgage products it will offer to Consumers, and has sole discretion to approve or reject any credit applications it receives, and to determine the criteria on which these decisions will be based. MDC shall set the pricing and lender fees of the MDC Products equal to those prices as found on the MDC Site with the exception that MDC shall add up to [*] to points for all products offered. Such pricing may be adjusted in writing by mutual agreement of the parties from time to time. Notwithstanding the foregoing, MDC agrees to cooperate and confer as may be reasonably requested by BuildNet regarding the foregoing.

         2.3.     CUSTOMER SERVICE & TECHNICAL SUPPORT INQUIRIES.

                  All customer service or technical support inquiries shall be directed to an email address and phone numbers specified by MDC, and MDC shall respond to all associated first-line customer service and technical support inquiries from Consumers. MDC shall provide such technical support at service levels in accordance with its standard policies and procedures, as set forth in Exhibit F, but shall provide support not less than an amount that is commercially reasonable and customary in the industry. Both parties will assign content project managers to manage the development and maintenance, which results from the execution of this Agreement.

         2.4.     BUILDNET PERMISSIONS

                  BuildNet hereby grants to MDC, its affiliates and agents the nonexclusive, nontransferable, nonassignable (except as provided in Section 6.1) right during the Term to use (i.e., to copy, transmit, distribute, display and perform both privately and publicly) BuildNet's name, the name of the BuildNet Sites (including www.BuildnetFinancial.com, www.BuildnetFinancial.org and www.BuildnetFinancial.net), and other related textual and graphic material that are provided by BuildNet to MDC for the express purpose of inclusion on the RRMC from time to time (collectively, the "BuildNet Materials") solely on the RRMC for the specific

Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.



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         purposes permitted hereunder. BuildNet also authorizes MDC to refer in
         MDC's advertising and promotion to the fact that the RRMC is accessible through the Participating Builder's facilities, provided that any such statement (a) does not include any trademarks, service marks, design marks, URL Addresses symbols and/or other indicia of origin of BuildNet, except as provided in the BuildNet Materials; and (b) does not disparage BuildNet, its products, services or affiliates. All use of the BuildNet Materials hereunder shall inure to the benefit of BuildNet and shall not create any rights, title or interest in them for MDC. No other use of BuildNet's names, trademarks, services marks, design marks, symbols and/or other indicia of origin will be made by MDC for any purpose without the prior written approval of BuildNet. As between MDC and BuildNet, BuildNet owns and shall continue to own, exclusively, all right, title and interest (including, without limitation, all rights provided under the law of copyright and trademark) in and to the BuildNet Materials and all names, trademarks, service marks, design marks, URL Addresses, symbols and/or indicia of origin therein throughout the world and in perpetuity, subject to the permissions granted in this Agreement.

                  2.4.1. MDC agrees that any use of the BuildNet Materials, by MDC shall be subject to review and approval in advance by BuildNet. BuildNet shall retain the right, in its sole discretion, to demand immediate modification, revision or cessation of the use of BuildNet Materials in the event that BuildNet determines that the BuildNet Materials are being used improperly. Without limiting the generality of the foregoing, MDC shall not use BuildNet Materials in a manner that BuildNet determines to be inappropriate or unacceptable.

3.       FEES

         3.1.     TRANSACTIONS

                  The parties believe and have agreed that the fair market value of the BuildNet marketing services to be performed under this Agreement [*] and further agree, consistent with Section 8 of the Real Estate Settlement Procedures Act of 1974 as amended ("RESPA"), that MDC's payments to BuildNet for its marketing services in any annual period may be less than, but can not exceed, this fair market value amount. For its performance of the marketing services set forth herein from the effective Date of the contract through December 31, 2000, BuildNet shall be entitled to an Fee of [*], which fee shall be paid by MDC in the following manner and at the following rates until the aggregate fees in any annual period equal the Annual Marketing Fee. MDC shall pay BuildNet the sum of [*] originated from a Participating Builder. BuildNet shall pay each Participating Builder the sum of [*], up to, but not exceeding the fair market value of the marketing services performed by each Participating Builder. BuildNet shall set the individual value of each Contact Marketing Agreement, following the form of Exhibit A, entered into between BuildNet and Contact. If MDC's payments to BuildNet for its marketing services exceed the Annual Marketing Fee during any annual period, BuildNet agrees to return any excess to MDC with interest calculated at Prime within ten (10) days of discovering or being informed that it has



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         received more than the fair market value amount. MDC shall have exclusive right in determining whether a mortgage loan meets its criteria as a conforming, sub prime or second lien home equity line of credit loan. For purposes of this Agreement, "Prime" shall be defined as the interest rate, commonly known as the "Prime Rate", set by the Federal Reserve Bank and which represents the lowest rate a bank will charge its best large customers for a loan. All fees in this Section
         3.1 may be adjusted by mutual agreement in writing between the parties.

                  3.1.1. For future marketing services, beginning on January 1, 2001, both parties shall, within 30 days of year-end, reassess the fair market value of BuildNet's marketing services and mutually agree upon the valuation to be paid by MDC.

         3.2.     AUDITING

                  Either party shall have the right, at its expense, upon thirty
         (30) business days written notice and during the other party's normal business hours, to inspect and audit the directly relevant books and records of the other party for the purpose of verifying the performance, any reports, information or payments due under this Agreement. Any such audit shall be conducted by a firm of independent certified public accountants reasonably acceptable to the other party. In the event of any shortfall in payment to BuildNet is found which exceeds five percent (5%) of the total due to BuildNet for the reporting period audited, MDC shall reimburse BuildNet for the reasonable costs incurred in conducting the audit.

         3.3.     REPORTING AND PAYMENTS

                  Within fifteen (15) days following the close of each calendar month during the Term, MDC shall pay BuildNet all amounts due for such previous month and shall submit with payment a statement providing in reasonable detail the basis for such payment. BuildNet shall report to MDC, on a regular basis, regarding the progress of its online advertising campaign and promotional efforts. Any payment not received when due shall accrue interest from the date due until the date paid at ten percent (10%) interest per annum, or if less, the maximum per annum rate permitted by law.

         3.4.     DELIVERY OF UNIQUE HYPERLINK

                  MDC shall furnish to BuildNet prior to the Deployment Date a unique hyperlink for accessing the Co-Branded site for use in the RRMCs. If MDC subsequently modifies the Unique Hyperlink, it shall furnish a representation in the same format which BuildNet shall substitute for the prior version within ten (10) days after receipt. During this 10-day notice period, a functional Co-Branded Web Site shall be available at both the old URL Unique Hyperlink and the new replacement URL address.

         3.5.     TRACKING

                  MDC shall track all visitors to the co-branded sites using the unique URL associated with each site, as is currently done on all MDC sites. Additional levels of tracking can be accomplished using "sender codes", which are also currently in use on all MDC sites. MDC shall cooperate reasonably with BuildNet to identify feasible, lawful, available alternate means to identify users if the current methods used for this purpose do not reliably identify and track the source of consumer traffic to the sites. Notwithstanding the foregoing, MDC shall separately track and report all electronic mail leads generated by the BuildNet inquiry forms.

                  3.5.1. Within 30 days of execution of this Agreement, MDC shall provide for review and approval a detailed description of the tracking methodology and technology used under this Section. If deficiencies are found by BuildNet in the methodology and technology, MDC shall make reasonable efforts to correct the deficiencies and shall submit for BuildNet's review the corrective measures taken.

                  3.5.2. BuildNet shall have the right to periodically review on 15 days notice MDC's tracking methodology and technology. This review shall take place no more frequently than semi-annually or upon reasonable belief that the tracking technology or methodology is flawed or not functioning correctly.

                  3.5.3. MDC shall notify BuildNet of any change in the tracking methodology or technology used under this
                           Section 15 business days before such change is made. BuildNet shall have the right of prior approval for any change that it reasonably believes shall impair the obligations of tracking under this section.


4.       CONFIDENTIAL INFORMATION

         4.1.     DEFINITION

                  As used herein, "Confidential Information" shall mean all oral or written information, of whatever kind and in whatever form, relating to past, present or future products, software, research, development, inventions, processes, techniques, designs or other technical information and date, and marketing plans (including such information of third parties that a party hereto is obligated to hold as confidential), provided that such information has been reasonably identified as or could be reasonably considered to be proprietary or confidential, that either party (a) may have received prior to the date of this Agreement, whether directly from the other or indirectly from third parties, or (b) may receive hereunder from the other. The terms of this Agreement shall be deemed Confidential Information.

         4.2.     OBLIGATION

                  Each party agrees that, with respect to its receipt of Confidential Information of the other party it shall:

                  4.2.1. use the same care and discretion to prevent disclosure of such Confidential Information as it uses with similar Confidential Information of its own that it does not desire to disclose but in no even with less than a reasonable degree of care;

                  4.2.2. accept such Confidential Information and use such Confidential Information only for the purposes permitted hereunder; and

                  4.2.3. restrict disclosure of Confidential Information solely to those of its employees and agents who have a need to know and are obligated not to disclose such Confidential Information to any third parties.

         4.3.     EXCEPTIONS

                  The restrictions of Section 4.2 shall not apply to information that:

                  4.3.1. is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of the recipient;

                  4.3.2. the recipient can reasonably demonstrate, is already in its possession and not subject to an existing agreement of confidentiality;

                  4.3.3. is received from a third party without restriction and without breach of this Agreement;

                  4.3.4. was independently developed by the recipient as evidenced by its records; or

                  4.3.5. recipient is required to disclose pursuant to a valid order of a court or other governmental body; provided, however, that the recipient shall first have given notice to the disclosing party and shall give the disclosing party a reasonable opportunity of at least 10 days to interpose an objection or obtain a protective order requiring that the confidential Information so disclosed be used only for the purposes for which the order was issued.

         4.4.     RETURN

                  All notes, data, reference manuals, sketches, drawings, memoranda, electronic media, records in any way incorporating or reflecting any Confidential Information of the disclosing party and all proprietary rights therein shall belong exclusivity to such disclosing party and the recipient agrees to return all copies of such materials to the disclosing party immediately upon request or upon termination or expiration of this Agreement.

         4.5.     CONSUMER CREDIT INFORMATION

                  MDC hereby agrees that all information, excluding Social Security Numbers and credit reports, provided by Consumers who access a mortgage.com web site or similar mortgage.com service either from (i) a BuildNet owned or operated web site or (ii) a BuildNet software product shall be the sole and exclusive property of BuildNet (the "BuildNet Consumer Information"). Without limiting the foregoing, "BuildNet Consumer Information" shall include both completed applications and incomplete applications and/or web site hit and use information. MDC agrees that it shall not use the BuildNet Consumer Information for any purpose, except as permitted in the limited license granted by this Section, or disclose such information to any third party. BuildNet agrees that it shall use the BuildNet Consumer Information only for purposes that are consistent with the BuildNet privacy policy-, as it may be amended from time to time in the sole discretion of BuildNet. BuildNet hereby grants to MDC a limited license to use the BuildNet Consumer Information for the sole purpose of performing its services under this Agreement. MDC shall supply BuildNet with the BuildNet Consumer Information on a monthly basis or more frequently as agreed to between the parties. Both parties agree to comply with all State and Federal laws governing the confidentiality of consumer credit information, to maintain confidentiality of this information. It is mutually agreed and understood under this Agreement that BuildNet is not a lender or engaged in any way in lending activities, and is solely promoting and advertising MDC's Products to Consumers. Both parties will comply with all applicable Federal and State laws, including legal requirements for disclosures, notices and reporting.

5.       LIABILITY

         5.1.     PRODUCT RESPONSIBILITY

                  MDC and BuildNet acknowledge that neither advocates or endorses the purchase or the use of any of the products or services offered by the other through their respective World Wide Web sites or otherwise, nor do they guaranty the quality, fitness or results of any such products or their compliance with any law or regulation.

         5.2.     REPRESENTATIONS AND WARRANTIES OF MDC

                  MDC represents and warrants that: (a) MDC has the right to enter into this Agreement and to grant the rights and licenses granted herein; (b) the MDC Site and the reproduction, distribution, transmission, public performance and public display of the MDC Material in connection with the BuildNet Site do not and will not (i) invade the right of privacy or publicity of any third person, (ii) contain any libelous, obscene, indecent or otherwise unlawful material, or (iii) infringe any patent, copyright or trademark right in any jurisdiction, or (iv) contravene any other rights of any third person; (c) MDC has received no notice of such invasion, violation or infringement of rights; except that the representations and warranties in subsections
         (b) and (c) above shall not apply to User Content or Product Content. Instead, MDC agrees that it shall use commercially reasonable efforts to monitor and edit such User Content and Product Content and shall use commercially reasonable efforts to promptly remove any User Content and Product Content from the MDC Site which fails to conform with the warranties and representations in subjection (b) above. "User Content" means content uploaded by parties other than MDC; "Product Content" means content contained in products sold by parties other than MDC. MDC shall provide commercially reasonable customer service to consumers in connection with the BuildNet site, subject to the cure provisions set forth in Section 6.13.

         5.3.     REPRESENTATIONS AND WARRANTIES OF BUILDNET

                  BuildNet represents and warrants that: (a) BuildNet has the right to enter into this Agreement and to grant the rights and licenses granted herein; (b) the BuildNet Site and the Sales Area and the reproduction, distribution, transmission, public performance and public display of the BuildNet Materials as permitted herein do not and will not (i) invade the right of privacy or publicity of any third person,
         (ii) contain any libelous, obscene, indecent or otherwise unlawful material, or (iii) infringe any patent, copyright or trademark right in any jurisdiction; or (iv) contravene any other rights of any third person; (c) BuildNet has received no notice of such invasion, violation or infringement of rights; except that the representations and warranties in subsections (b) and (c) above shall not apply to User Content or Product Content. Instead, BuildNet agrees that it shall use commercially reasonable efforts to monitor and edit such User Content and Product Content and shall use commercially reasonable efforts to promptly remove any User Content and Product Content which fails to conform with the warranties and representations in subsection (b) above.

         5.4.     BREACH OF REPRESENTATION, WARRANTY OR COVENANT

                  Each party to this Agreement shall defend, indemnify and hold harmless the other party and each of its officers, directors, employees and agents (each, an "Indemnitee") against and in respect of any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise) (collectively "Damages") arising out of, resulting from or based upon any claim, action or proceeding by any third party alleging facts or circumstances constituting a breach of the representations and warranties of this
         Section 5 made by such indemnifying party (the "Indemnifying Party").

         5.5.     PROCEDURES FOR INDEMNIFICATION

                  Whenever a claim shall arise for indemnification under this
         Section 5, the relevant Indemnities, as appropriate, shall promptly notify the Indemnifying Party and request the Indemnifying Party to defend the same. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party might have, except to the extent that such failure prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall have the right to defend against such liability or assertion in which event the Indemnifying Party shall give written notice to the relevant Indemnities of acceptance of the defense of such claim and the identity of counsel selected by the Indemnifying Party. Except as set forth below, such notice of the relevant Indemnities shall give the Indemnifying Party full authority to defend, adjust, compromise or settle such action, suit, proceeding or demand with respect to which such notice shall have been given, except to the extent that any compromise or settlement shall prejudice the intellectual property rights of the relevant Indemnities. The Indemnifying

         Party shall consult with the relevant Indemnities prior to any compromise or settlement which would affect the intellectual property rights or other rights of any Indemnitee, and the relevant Indemnitees shall have the right to refuse such compromise or settlement and, at the refusing party's or refusing parties' cost, to take over such defense, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify the relevant Indemnities against, any costs or liability in excess of such refused compromise or settlement. With respect to any defense accepted by the Indemnifying Party, the relevant Indemnities shall be entitled to participate with the Indemnifying Party in such defense if the action or claim requests equitable relief or other relief that could affect the rights of the Indemnity and also shall be entitled to employ separate counsel for such defense at such Indemnities expense. In the event the Indemnifying Party does not accept the defense of any indemnified claim as provided above, the relevant Indemnities shall have the right to employ counsel for such defense at the expense of the Indemnifying Party. Each party agrees to cooperate and to cause its employees and agents to cooperate with then other party in the defense of any such action and the relevant records of each party shall be available to the other party with respect to any such defense.

         5.6.     RISK ALLOCATION

                  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND - INCLUDING LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR LOSS OF DATA - ARISING OUT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION AS A RESULT OF ANY BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT), REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

         5.7.     ACKNOWLEDGEMENT OF NO WARRANTY

                  EXCEPTS AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY WARRANTS THAT THEIR RESPECTIVE WEB SITES WILL PERFORM IN THE MANNER EXPECTED OR WITHOUT INTERRUPTION, ERROR OR DEFECT OR THAT ANY REVENUE TO EITHER PARTY WILL RESULT FROM THE ACTIVITIES CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES AGAINST INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS NOT SPECIFICALLY ENUMERATED.

         5.8.     LIMITATION OF LIABILITY

                  Each party's liability to the other party for any and all claims and damages incurred by such party relating to or arising out of the subject matter of this Agreement, whether in contract, tort, implied warranty, strict liability or other form of action, except for claims for violations of a party's intellectual property rights, and any right of indemnity provided herein, shall be limited to the greater of (x) the amounts paid by MDC to BuildNet pursuant to this Agreement for the preceding three months or (y) one thousand dollars. BuildNet and MDC each acknowledge that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions associated with this Agreement. The warranty disclaimers and limitations in this Agreement are intended to limit the circumstances of liability. The remedy limitations, and the limitations of liability, are separately intended to limit the forms of relief available to the parties. The provisions of this Section 5.8 shall be enforceable independent and severable from any other enforceable or unenforceable provision of this Agreement.

6.       MISCELLANEOUS PROVISIONS

         6.1.     ASSIGNMENT AND CHANGE IN CONTROL

                  Except as otherwise provided herein, neither MDC nor BuildNet may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without prior written consent of the other, which consent shall not be unreasonably withheld. However, both parties agree that this Agreement may not be assigned to a competitor of the other party. In the event of a Change in Control of either party , the other party has the right to terminate this Agreement upon thirty-(30) days' notice. A "CHANGE OF CONTROL" means any: (a) sale of all or substantially all assets either party .; (b) merger, reorganization or consolidation of either party pursuant to which the stockholders or successor immediately prior to such merger, reorganization or consolidation: (i) hold less than 50% of the voting power of the surviving company following the merger, reorganization or consolidation, or (ii) in the event that the securities of an affiliated entity are issued to the stockholders in the transaction in exchange for their shares, hold less than 50% of the voting power of such affiliated entity.

         6.2.     COUNTERPARTS

                  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

         6.3.     GOVERNING LAW

                  This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of the State of North Carolina and the venue for any lawsuit, action or arbitration under this Agreement shall be the courts of Wake County, North Carolina.. In connection with any judicial proceeding: (i) the parties consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over Wake

         County, North Carolina; (ii) both BuildNet and MDC waive personal service and agree that service of any pleading, notice, complaint, etc. may be served by certified or registered mail by one party to the other party at such other party's address for notices as set forth above; and
         (iii) such service shall be deemed effective as if personally served upon the receiving party at its principal place of business. If either party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, in arbitration, litigation, or otherwise.

         6.4.     HEADINGS

                  Section headings are for convenience only and are not a part of the Agreement.

         6.5.     INDEPENDENT CONTRACTORS

                  MDC and BuildNet are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between MDC. Neither party has the authority to enter into agreements of any kind on behalf of the other party.

         6.6.     INTEGRATION

                  This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between BuildNet and MDC concerning the subject matter, and cannot be amended except by a writing signed by both parties.

         6.7.     NO RELIANCE

                  No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

         6.8.     NOTICE

                  All notices, demands and other communications hereunder shall be in writing or by written telecommunications, and shall be deemed to have been duly given: (i) if mailed by certified mail, postage prepaid, on the date five (5) days from the date of mailing, (ii) if delivered by overnight courier, when received by the addressee or (iii) if sent by confirmed telecommunication, one business day following receipt by the addressee at the following address:

         If to BuildNet:

              Barry Drayson
              Chairman
              BuildNet Financial Services, Inc.
              4813 Emperor Boulevard, Suite 103
              Durham, NC 27703

         With copy to:

              Mike Atwood
              President
              BuildNet, Inc.
              4813 Emperor Boulevard, Suite 103
              Durham, NC 27703

         If to MDC:

              Mr. John Hogan
              Senior Executive Vice President
              mortgage.com, inc.
              1643 N. Harrison Parkway
              Sunrise, FL 33323

         With copy to:

              Mr. Michael Brenner
              Senior Vice President & General Counsel
              mortgage.com, inc.
              1643 N. Harrison Parkway
              Sunrise, FL 33323

         or such other address as either party may specify by notice given in writing.

         6.9.     PRESUMPTIONS

                  In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn (i) because the attorneys for one of the parties drafted the agreement,
         (ii) because of the drafting history of the agreement; or (iii) because of the inclusion of a provision not contained in a prior draft, or the deletion of a provision contained in a prior draft.

         6.10.    SEVERABILITY

                  In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or enforceable in any respect, the remaining provisions shall remain in full force and effect.

         6.11.    SURVIVAL

                  The provisions of Section 4 and 5 shall survive termination or expiration of the Agreement.

         6.12.    WAIVER

                  No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same of any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         6.13.    RIGHT TO CURE

                  In the event either party desires to assert any remedies for breach of this Agreement, the party desiring to assert such remedies shall give the other party thirty (30) days written notice and an opportunity to cure within ten (10) business days.

         6.14.    PUBLICITY

                  6.14.1. Other than the rights granted in this Section, nothing in this Agreement shall be construed to grant any right or license to BuildNet in or to any content or other material supplied by MDC other than the right to use the content or material in the marketing, promotion and advertising of the MDC Site. BuildNet agrees that it will not, without the prior written consent of MDC in each instance: (i) use in advertising, publicity, press release or otherwise the name of MDC, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by MDC; or
                           (ii) represent, directly or indirectly, that any product or any service provided by BuildNet has been approved or endorsed by MDC. Without in any way limiting the foregoing restrictions, BuildNet may:
                           (i) disclose the existence of this Agreement for any purpose required by law or for the purposes of financial reporting or disclosure, including, without limitation, any disclosure or reporting that may be reasonably required to obtain equity financing; and
                           (ii) list MDC as a business partner of BuildNet on BuildNet's internal and external customer lists.

                  6.14.2. Other than the rights granted in this Section or elsewhere in the Agreement, nothing in this Agreement shall be construed to grant any right or license to MDC in or to any content or other material supplied by BuildNet other than the right to use the content or material in the marketing, promotion and advertising of the MDC Site. MDC agrees that it will not, without the prior written consent of BuildNet in each instance: (i) use in advertising, publicity, press release or otherwise the name of BuildNet, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by BuildNet; or (ii) represent, directly or indirectly, that any product or any service provided by BuildNet has been approved or endorsed by BuildNet. Without in any way limiting the foregoing restrictions, MDC may: (i) disclose the existence of this Agreement for any purpose required by law or for the purposes of financial reporting or disclosure, including, without limitation, any disclosure or reporting that may be reasonably required to obtain equity financing; and (ii) list BuildNet as a business partner of BuildNet on BuildNet's internal and external customer lists.

         IN WITNESS WHEREOF, the parties hereto caused their duly authorized officers to execute this Agreement as of the date set forth above.

BuildNet Financial Services, Inc.

By: /s/ Barry Drayson
    ----------------------------------------
Name:  Barry Drayson
Title:  Chairman

mortgage.com, inc.

By: /s/ Michael Brenner
    ----------------------------------------
Name:  Michael Brenner
Title:  Executive Vice President

                                    EXHIBIT A

                               MARKETING AGREEMENT

                                    EXHIBIT B

                              PARTICIPATING LENDERS

                                    EXHIBIT C


                         BuildNet Promotional Activities


                  In addition to those services as described in Sections 1.1 and 1.2, BuildNet shall, using trademarks, information and other material supplied by BuildNet in context of the RRMC, promote, market, and advertise the availability of the MDC's Products and services to home builders looking for residential mortgage solutions for their Consumers. BuildNet shall promote the availability of the MDC Products
         (RRMC) to residential real estate builders and developers which frequent the BuildNet Sites. BuildNet shall be responsible for the preparation and dissemination of all promotional materials utilized to promote MDC's Products as approved by BuildNet. BuildNet shall use commercially reasonable efforts to attract homebuilders. BuildNet shall provide a detailed budget and marketing plan outlining the commitment of BuildNet to effectuate a national sales effort to promote the sale of the MDC Products to homebuilders. Such marketing plan shall include, but not be limited to, the following:

                  o        A marketing strategy overview; and

                  o Completed marketing materials describing the MDC Products for distribution to the sales staff; and

                  o Creation of a sales incentive program for the BuildNet sales force; and

                  o        Scheduling of trade show exhibits for the year 2000;
                           and

                  o        Completed builder launch kit for each RRMC; and

                  o        BuildNet sales staffing estimates.

                  BuildNet may enter into agreements with other Internet web sites or corporate Intranet sites to advertise, market and promote MDC's Products. Such cooperative marketing arrangements shall be subject to prior review and written approval of MDC. BuildNet will submit all such marketing agreements to MDC for approval at least five
         (5) business days prior to publication or distribution of such materials. MDC agrees that approval of such marketing agreements shall not be unreasonably withheld.

                                    EXHIBIT D

                                   MDC CLIENTS


                                      [*]




Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

                                    EXHIBIT E

                              BUILDNET COMPETITORS

o         [*]




Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

                                    EXHIBIT F

                               MDC SERVICE LEVELS

  The professionals at mortgage.com firmly believe in making you, our customer, a top priority. As a valued customer, you have certain rights. Showing our respect for your rights in all we do, mortgage.com ensures:

                   At mortgage.com, you can always count on your personal mortgage consultant for fast, friendly service. You have the right to receive a prompt response to your inquiry within 4 hours of your initial contact. You can also expect same-day credit approvals ... simply submit your application to us by 5:00 PM no matter where you are in the country!

                   You have the right to privacy and confidentiality. When you complete your loan application, your personal information is protected using the latest encryption technology.

                   We respect your time. Provided that you allow us to use one of our preferred service providers, we can guarantee your right to close on or before your desired closing date, as agreed to at the time you applied. Just be sure to return all required documentation to us in a timely manner.

                   You have the right to expect that your closing costs will not exceed those disclosed to you in your Good Faith Estimate, again, provided that you select one of our preferred service providers. PLEASE NOTE: THIS does not apply to prepaid amounts for taxes, insurance, and mortgage insurance.


Should mortgage.com's personal consultants fall to meet any of these commitments, as outlined above, we will send you a check for $300.00 once you close with us.

                                    EXHIBIT G

                    WEB SITE HOSTING & MAINTENANCE STANDARDS

The following terms, when used in this Exhibit, shall have the following meanings:

"DOWN TIME" shall mean any time that the Co-Branded Site is not in a Fully Functional State for any reason or cause other than; (i) the scheduled services outages set forth below in Section 2(a)(iv)(1) of this EXHIBIT G; and (ii) causes which are the fault of the builder or BuildNet.

"FULLY FUNCTIONAL STATE" shall mean that the Co-Branded Site is available for access and use by Consumers.

MDC shall provide to BuildNet the following hosting services described below for the Co-Branded Site (the "Hosting Services"):

SUMMARY OF SERVICES

         MDC shall procure, provide, install and manage MDC owned Windows NT(R) web server(s) and all other equipment and telecommunications facilities unless otherwise agreed upon by the parties, on behalf of BuildNet at the MDC Service Center. This production server will house the Co-Branded Site. MDC shall maintain sufficient server capacity and Internet connectivity throughout the Term to accommodate growth in user numbers and overall traffic levels to the Co-Branded Site. MDC shall host and operate the Co-Branded Site such that the users experience access times and time to retrieve full web pages that are substantially similar to the access times and time to retrieve full web pages by users visiting other sites hosted by MDC including, without limitation, www.mortgage.com.

1.       SERVICE MONITORING & MANAGEMENT

         (a) MDC will perform continuous monitoring and management of each Web Site to optimize availability of service. Included within the scope of Service Monitoring & Management is the proactive monitoring of the web servers and all service components of the MDC's firewall for trouble on a 7 day by 24 hour basis, and the expedient restoration of components when failures occur within the time period set forth in "Service Outages" below. MDC shall maintain redundancy in all key components such that service outages are less likely to occur due to individual component failures.



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                  i.       Permissible Down Time

                           1. In any month during the term of this Agreement, the Web Sites shall be in a Fully Functional State for no less than ninety-ninety nine and one half percent (99.5%) of the time; and shall experience no more than one half percent (.5%) Down Time (the "Permissible Down Time"). Permissible Down Time shall include any scheduled maintenance.

                           2.       If, during any given month of this
                                    Agreement, the Web Sites fail to remain in a Fully Functional State in accordance with 2.i.1, above, then BuildNet shall be entitled and MDC shall remit to BuildNet the greater of (i) the monthly hosting fee paid by BuildNet for Web Site hosting divided by the number of days in the month or (ii) the monthly hosting fee broken down to an hourly basis times the number of hours that the system was down.

                           3. If the Web Sites remain down for three consecutive twenty four (24) hour period or five total twenty four (24) hour periods (based upon the total number of hours of down time) during any given month, then BuildNet shall be entitled to consider MDC in breach of its hosting requirements and may seek termination of the Agreement.

                  ii.      Service Hours

                           MDC's Service Center is staffed 24 hours a day, 7
                  days a week, to support BuildNet's needs and make all notifications to BuildNet required pursuant to this Exhibit E. Automated monitoring tools alert service personnel of problems on a 7 day by 24-hour basis.

                  iii.     Service Reliability

                           MDC protects all mission-critical equipment (e.g.,
                  routers, hubs, servers) in the MDC Service Center with Uninterruptable Power Supplies (UPS) which are covered by a service contract. Sufficient sparing levels are kept on-site for all key equipment components. In addition, MDC has implemented redundant servers for all key services, such as routing, DNS and email gateways.

                  iv.      Service Outages

                           1.       Scheduled

                                    MDC scheduled outages must be notified to BuildNet at least 24 hours in advance, and shall last no longer than one hour and shall be scheduled between the hours of 1:00 a.m. and 5:00 a.m., Eastern Time). MDC may request extensions of scheduled down time above one (1) hour and such approval by BuildNet may not be unreasonably withheld.



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                           2.       Unscheduled

                                    Unscheduled outages are caused by loss of connectivity to the Internet, or by failure of a MDC service. In cases where a destination is not available, or unacceptable service is reported, MDC will attempt to determine the source of the problem and report its findings to BuildNet.

                  (b) MDC will monitor "heartbeat" signals of all servers, routers and leased lines, and HTTP availability of the web server, by proactive probing at 30-second intervals 24 hours a day using HP Openview as well as HP ManageX or the equivalent. If a facility does not respond to a ping-like stimulus, it is immediately checked again. A second failure will trigger automatically a page to MDC's Service Center and selected engineers, as well as generating a log entry. The Service Center monitors this service 24 hours a day.

                  (c) When the Customer Service Center receives a "down" signal, or otherwise has knowledge of a failure in the production server or the application hardware, MDC personnel will:

                           i. Confirm (or disconfirm) the outage by a direct check of the facility;

                           ii. If confirmed, take such action as may restore the service in one hour or less, or, if determined to be a telephone company problem, open a trouble ticket with the telephone company carrier;

                           iii. Notify the BuildNet Technical Administrator by telephone or voicemail according to predefined procedures that an outage has occurred, providing such details as may be available, including the MDC ticket number if appropriate and time of outage;

                           iv.      Work the problems until resolution,
                                    escalating to management or to engineering as required;

                           v. Notify the BuildNet Technical Administrator of final resolution, along with any pertinent findings or action taken, and requests concurrence to close the ticket.

2.       BACK UPS

         a. Back-Up Administration provides for both the regular back-up of standard file systems, and the timely restoral of data from a BuildNet request due to a site failure.

                  i. Perform back-ups of file systems housed in the MDC Service Center at One Paragon Drive, Suite 240, Montvale, New Jersey;

                  ii.      Perform weekly full back-ups;

                  iii.     Perform daily incremental back-ups;

                  iv. Send back-up tapes to secured, off-site storage facilities with a 30 day rotation of tapes;

                  v.       Retain one back-up tape per month for one year;



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                  vi.      Fulfill restoral requests as directed by BuildNet due
                           to site failures. Restoral will be performed within the interval of 2 to 4 hours dependent on the urgency of the request, and the agreed upon location of the desired tape.

                  vii. If the hosting server or location is expected to be down for more than 24 hours, the MDC will immediately transfer appropriate back-up data and re-establish all hosting operations in an appropriately functioning secondary server or location.

4.       SECURITY

         a.       Monitoring

                  i.       MDC will

                           1. Limit physical and electronic access to web servers;

                           2. Review security notifications and alerts relevant to the hosting platform (e.g., vendor notifications of bugs, attacks, patches), and apply as appropriate to maintain the highest level of defense; and

         b.       Breaches

                  i. In the event of an attack or threatened or suspected breach of security against the Co-Branded Site, MDC will take whatever reasonable steps that are necessary to halt such action, including taking the affected Co-Branded Site down. Down time due to external attacks shall not count against "permissible down time". MDC will immediately contact BuildNet's authorized contact to discuss what measure to take. However, if time is critical, action may be required before the contact can be reached. MDC's actions will include:

                           1.       Confirm the threat;

                           2.       Deny access from the source of the attack;

                           3. Investigate the extent of the damage, if any;

                           4. Back-up the affected systems and those suspected to be affected;

                           5. Strengthen defenses everywhere, not just the suspected path that the attacker used;

                           6. Contact the ISP where the threat or attack originated and/or law enforcement to work with MDC's security team;

                           7. Contact builder and BuildNet to inform them of the breach;

                           8. Produce an Incident Report within 24 hours detailing MDC's findings and distribute the report to the client(s) affected; and

                           9. Re-instate the denial of access after a set time period, but continue to monitor traffic from that source until risk of further attacks is deemed to be minimized.



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                  ii.      BuildNet shall have the right to audit MDC security
                           procedures and actions taken as a result of a breach of security. Such audit shall include review and post-mortem analysis of MDC security precautions taken as a result of the breach and on-site review if necessary. BuildNet shall bear the costs associated with any such security audit, except for routine copying and postage as necessary for MDC to provide the Incident Report and accompanying data on the breach to BuildNet.



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